Exhibit 21.1

Subsidiaries of Gramercy Capital Corp.

ENTITY	JURISDICTION
GKK Capital LP	Delaware
GKK Management Co. LLC	Delaware
GPT BOA Portfolio Member LLC	Delaware
Gramercy Investment Trust	Maryland
Gramercy Investment Trust II	Maryland